EXHIBIT 10.10

SERVICES AGREEMENT

This Services Agreement ("Agreement") is made between Clementi & Associates Ltd. And ScripsAmerica ("Customer"). The provisions of this Agreement shall apply to Services provided to Customer under this Agreement. When completed and executed by both parties, separate Ordering Documents shall specify the Services to be provided and Customer's payment obligation for such Services.

1.	DEFINITIONS

1.1. "Services" shall mean work performed by Clementi & Associates Ltd. for Customer pursuant to an Ordering Document agreed to by the parties in writing under this Agreement. The schedule for Services will be agreed upon by the parties subject to availability of Clementi & Associates Ltd. personnel.

1.2. "Ordering Document" shall mean Clementi & Associates Ltd.'s standard form for ordering Services, which specifies the Services and applicable fees. Each Ordering Document shall be governed by the terms of this Agreement and shall reference the Effective Date specified below.

2.	CHARGES, PAYMENT AND TAXES

2.1 Fees for Services

Unless otherwise expressly specified in the applicable Ordering Document: (i) Services shall be provided on a time and materials ("T&M") basis; that is, Customer shall pay Clementi & Associates, Ltd. for all the time spent performing such Services, plus materials, taxes and expenses; and (ii) the rates for Services shall be Clementi & Associates, Ltd.'s standard rates in effect when such Services are provided. Any monetary limit stated in the applicable Ordering Document for T&M Services shall be an estimate only for Customer's budgeting and resource scheduling purposes. If the limit is exceeded, Clementi & Associates Ltd. will cooperate with Customer to provide continuing Services on a T&M basis.

2.2 Invoicing and Payment

Clementi and Associates Ltd. shall invoice Customer monthly, unless otherwise expressly specified in the applicable Ordering Document. Charges shall be payable thirty (30) days from the date of invoice and shall be deemed overdue if they remain unpaid thereafter. Customer shall issue a purchase order, or alternative document acceptable to Clementi & Associates Ltd. on or before commencement of Services under the applicable Ordering Document.

2.3 Incidental Expenses

Customer shall reimburse Clementi & Associates, Ltd. for reasonable travel, administrative, equipment, and out-of-pocket expenses incurred in conjunction with the Services. Such expenses are not included in any monetary limits stated in the Ordering Document unless expressly itemized.

2.4 Taxes

Charges do not include taxes or duties. If Clementi & Associates Ltd. is required to pay or collect any federal, state, local, value added, goods and services, or any other similar taxes or duties based on Services provided under this Agreement, then such taxes and/or duties shall be billed to and paid by Customer; this shall not apply to taxes based on Clementi & Associates, Ltd. income.

3.	TERM AND TERMINATION

3.1 Term

This Agreement shall commence on its effective Date and shall remain in effect until terminated in accordance with this Article 3.

3.2 Termination of Agreement

Either party may terminate this Agreement at any time providing the other party with written notice. Any Ordering Document outstanding at the time of termination shall continue to be governed by this Agreement as if it had not been terminated.

3.3 Termination for Breach

A party may terminate an Ordering Document if the other party is in material breach of the Ordering Document and has not cured the breach within thirty (30) days of written notice specifying the breach. Consent to extend the cure period for breaches other than nonpayment of fees shall not be unreasonably withheld, so long as the breaching party has commenced cure during the thirty day notice period and pursues cure of the breach in good faith.

3.4 Effect of Termination

Termination of this Agreement and/or any Ordering Document shall not limit either party from pursuing any other remedies available to it, including injunctive relief, nor shall termination relieve Customer of its obligation to pay all charges that accrued prior to such termination. The parties' rights and obligations under Articles 2, 4 and 6 shall survive termination of this Agreement and/or any Ordering Document.

4.	INFRINGEMENT INDEMNITY, WARRANTY AND REMEDY

4 1 Infringement Indemnity

A.
Each party ("Provider") will defend and indemnify the other party ("Recipient") against a claim that any information, design, specification, instruction, software, data, or material furnished by the Provider ("Material") and used by the Recipient for the Services infringes a copyright, provide that: (a) the Recipient notifies the Provider in writing within thirty (30) days of the claim; (b) the Provider has sole control of the defense and all related settlement negotiations; and (c) the Recipient provides the Provider with the assistance, information, and autholrity reasonably necessary to perform the above; reasonable out-of-pocket expenses' incurred by the Recipient in providing such assistance will be reimbursed by the Provider.

B.
The Provider shall have no liability for any claim of infringement resulting from: (a) the Recipient's use of a superseded or altered release o some or all of the Material if infringement would have been avoided by the use of a ubsequent unaltered release of the Material which the Provider provides to the Recipient; or (b) any information, design, specification, instruction, software, data or aterial not furnished by the Provider.

C.
In the event that some or all of the Material is held or, ( is believed by the Provider to infringe, the Provider shall have the option, at its expense: (a) to modify the Material to be noninfringing; or (b) to obtain for the Recipient la license to continue using the Material. If it is not commercially feasible to perforin either of the above options, then the Provider may require from the Recipient return of the infringing Material and all rights thereto. Upon return of the infringing Material to the Provider, the Recipient may terminate the Ordering Document with ten (10) days' written notice and: (i) if Clementi and Associates, Ltd. is the Providdr, Customer shall be entitled to a refund of the fees paid for the infringing Material; on (ii) if customer is the Provider, Clementi and Associates, Ltd. shall be entitled to 13ayment of all fees that have accrued prior to the effective date of termination or aie otherwise owed by Customer under the Ordering Document. This Section 4.1 states the parties' entire liability and exclusive remedy for infringement.

4.2 Warranty and Disclaimers

A.
Clementi & Associates Ltd. warrants that the Services will be performed consistent with generally accepted industry practices. Customers must report any deficiencies in the Services to Clementi & Associates, Ltd. in writing within ninety (90) days of completion of the Services in order to receive warrant* remedies.

B.	The warranty herein is exclusive and in lieu of all oilier warranties, whether express or implied, including the implied warranties of mtprchantability and fitness for a particular purpose.

4.3 Exclusive Remedy

A. For any breach of the above warranty, Customer's exclusive remedy, and Clementi Associates, Ltd. entire liability, shall be the re-performance of the Services and if Clementi & Associates Ltd. fails to re-perform the Services as warranted, Customer shall be entitled to recover the fees paid to Clementi & Associates, Ltd. for the deficient services.

5.	CHANGE REQUESTS AND COOPERATION

5.1 Customer's request for any change in Services must be in writing; this requirement pertains to all such requests including, but not limited to requests for changes in project plans, scope, specifications, schedule, designs, or requirements. Clementi & Associates, Ltd. shall not be obligated to perform tasks described in Customer's request until the parties agree in writing to the proposed change.

5.2 Customer acknowledges that its timely provision of and access to office accommodations, facilities, equipment, assistance, cooperation, complete and accurate information and data from its officers, agents, and employees, and suitably configured computer products (collectively, "Cooperation") are essential to performance of any Services, and that Clementi & Associates, Ltd. shall not be liable for any deficiency in performing Services if such deficiency results from Customer's failure to provide full cooperation.

6.	GENERAL

6.1. Nondisclosure

The parties may provide to one another information that is confidential ("Confidential Information"). Confidential information shall be limited to information clearly identified as confidential. Confidential Information shall not include information which: (a) is or becomes a part of the public domain through no act or omission of the receiving party; (b) was in the receiving party's lawful possession prior to the disclosure and had not been obtained by the receiving party either directly or indirectly from the disclosing party; (c) is lawfully disclosed to the receiving party by a third party without restriction on disclosure; (d) is independently developed by the receiving party; or (e) is disclosed by operation of law. The parties agree to hold each other's confidential Information in confidence while the Services are being performed and for a period of three years thereafter

6.2 Software License

A.
The Services provided under this Agreement may be in support of Customer's license to use computer software programs, owned or distributed by Clementi & Associates, Ltd. under a separate software license agreement. The software license agreement shall govern all use by Customer of such programs. Neither this Agreement nor any Ordering Document includes the grant of any license or any other rights for such programs.

B.
Any Services acquired from Clementi & Associates, Ltd. shall be bid separately from such program licenses, and Customer may acquire either Services or such program licenses without acquiring the other.

C.
Clementi & Associates, Ltd. grants Customer a perpetual non-exclusive, royalty-free license to use anything developed by Clementi & Associates, Ltd. for Customer under this Agreement. All copyrights, patent rights, and other intellectual property rights in such developments are retained by Clementi & Associates, Ltd.

6.3 Relationship Between Parties

Clementi & Associates, Ltd. is an independent contractor; nothing in this Agreement shall be construed to create a partnership, joint venture, or agency relationship between the parties. Each party will be solely responsible for payment of all compensation owed to its employees, as well as employment related taxes. Each party will maintain appropriate worker's compensation insurance for its employees as well as general liability insurance.

6.4 Limitation of Liability

A.
In no event shall either party be liable for any indirect, incidental, special, or consequential damages, or damages for loss of profits, revenue, data, or use, incurred by either party or any third party, whether in action in contract or, even if the other party or any other person has been advised of the possibility of such damages.

B.	Clementi & Associates, Ltd. liability for damages hereunder shall in no event exceed the amount of fees paid by Customer under the applicable Ordering Document.

C.
The provisions of this Agreement allocate the risks under this Agreement between Clementi & Associates, Ltd. and Customer. Clementi & Associates Ltd. pricing reflects this allocation of risk and the limitation of liability specified herein.

6.5 Governing Law

This Agreement, and all matters arising out of or relating to this Agreement, shall be governed by the laws of the Commonwealth of Pennsylvania, United States of America.

6.6 Jurisdiction

Any legal action or proceeding relating to this Agreement shall be instituted in any state or federal court in Montgomery County, Pennsylvania, United States of America. Clementi and Associates, Ltd. and Customer agree to submit to the jurisdiction of, and agree that venue is proper in, the aforesaid courts in any such legal action or proceeding.

6.7 Notice

All notices, including notices of address change, required to be sent hereunder shall be in writing and shall be deemed to have been given when mailed by first class mail to the first address listed in the applicable Ordering Document (if to Customer) or to the Clementi & Associates Ltd. address on the Ordering Document. To expedite order processing, Customer agrees that Clementi & Associates, Ltd. may treat documents faxed by Customer to Clementi & Associates Ltd. as original documents; nevertheless, either party may require the other to exchange original signed documents.

6.8 Severability

In the event any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force.

6.9 Waiver

The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach. Except for actions for nonpayment or breach of either party's intellectual property rights, no action, regardless of form, arising out of this Agreement may be brought by either party more than two years after the cause of action has accrued.

6.10 Export Administration

Each party agrees to comply with all relevant export laws and regulations of the United States and the country or territory in which the Services are provided ("Export Laws") to assure that neither any deliverable, if any, nor any direct product thereof is (1) exported, directly or indirectly in violation of Export Laws or (2) intended to be used for any purposes prohibited by the Export Laws, including without limitation nuclear, chemical, or biological weapons proliferation.

6.11 Entire Agreement

This Agreement constitutes the complete agreement between the parties and, except as provided in Section 6.2 above, supersedes all pervious and contemporaneous agreements, proposals, or representations, written or oral, concerning the subject matter of this Agreement. Neither this Agreement nor an Ordering Document may be modified or amended except in writing, signed by a duly authorized representative of each party; no other act, document, usage, or custom shall be deemed to amend or modify this Agreement or an Ordering Document. It is expressly agreed that the terms and conditions of this Agreement and any Ordering Document supersede the terms of Customer's purchase order.

The Effective Date of this Agreement shall be 23 November, 2010

Accepted and Agreed:

By:	/s/ William A. Clementi
William A. Clementi, Pharm. D., F.C.P.
Clementi & Associates, Ltd.

By:	/s/ Robert Schneiderman
Robert Schneiderman
Chief Executive Officer
ScripsAmerica

Clementi & Associates, Ltd	Wednesday, December 29, 2010 (Revision #1)

Ordering Document #SA-01-12-2010 Rev
(In conformance with Services Agreement dated November 23, 2010)

Date: Wednesday, December 29, 2010

Client: ScripsAmerica, 843 Persimmon Lane, Langhorne PA 19047

Description of Work” Salsalate USP (Regulatory Path for Successful Markeing Authorization)

Regulatory Activities (Most of the information can be applied to the choline salt)

1.
Craft and submit written summary to ScripsAmerica to describe current regulatory status and future development options for Salsalate USP (di-salicylic acid) for the US market as an analgesic, antipyretic and anti-inflammatory agent. This activity will include the following:

	a.	Review of current and past primary literature; in selected cases obtain the original manuscript(s) inclusive of copyright fee’s.

b.
Read, review and incorporate other sources of information such as FDA announcements (from the Federal Register) and secondary sources such as reference books (USP, NF PDR, and Goodman and Gilman, period version)

	c.	Assess and support current regulatory status including prior FDA decisions.

	d.	Contact FDA without disclosure of Sponsor to obtain verbal confirmation of current regulatory status.

	e.	Suggest potential Intellectual Property (IP) associated with the “content of matter” and formulation and use and identify suitable law firm.

	f.	Evaluate OTC NDA and/or eligibility for approval under 21CFR listed Monographs.

	g.	Request and conduct a meeting with FDA to achieve agreement on a regulatory path; prepare briefing documents, meeting attendance, and follow up actions.

	h.	Draft comparative label statements (core statements only) for Salsalate depending on regulatory path chosen (Monograph v. stand alone OTC NDA.)

	i.	Obtain initial costs for implementation of clinical studies if required. (N.B. non clinical studies maybe required and if so, this will be the subject of a separate work order.)

	j.	Write annotated regulatory assessment and discuss with Sponsor.

Clementi & Associates, Ltd	Wednesday, December 29, 2010 (Revision #1)

2.           Costs (Presented as Not to Exceed Limits)

Regulatory Activities (described above) excluding item g (FDA meeting.)

Consulting

6 days at 2400 USD per day	$14,400 USD

Primary Literature (Direct Costs)

25 published papers at an estimated cost of 20 USD per paper	$500 USD

FDA meeting (Item g. described above)

Write meeting request letter, acknowledgement letter by FDA containing FDA’s specific requests and reply, arrange meeting date and venue, write and prepare briefing book (15 copies), conduct meeting, exchange final meeting minutes.

6 days at 2400 USD per day	$14.400 USD

Total	$29,300 USD

Summary of Deliverables:

1.  Written Regulatory Strategy Report
2. FDA meeting materials

Signatures:

Submitted by	Accepted by:

/s/ Nancy D. Clementi	/s/ Robert Schneiderman 1-1-2011
Nancy Dorst Clementi, M.D.	Robert Schneiderman
Chief Medical Officer	Chief Executive Officer
Clementi & Associates, Ltd.	ScripsAmerica